Exhibit 10.1

EXECUTION COPY

SETTLEMENT AGREEMENT

This Settlement Agreement, dated this 24th day of April, 2009 (this “Agreement”), by and among Springbok Capital Management, LLC, Springbok Capital Onshore, LLC, Gavin Saitowitz, Soundpost Partners, LP, Jaime Lester, Lyrical Partners, L.P., Jeffrey Keswin, Edward Gage, and Robert S. Everett (the foregoing individuals and entities being collectively referred to herein as the “Springbok Group”), and MCG Capital Corporation, a Delaware corporation (the “Company”).

WHEREAS, the Springbok Group (i) has nominated three individuals for election (the “Contested Election”) to the Company’s Board of Directors (the “Board”) at the 2009 annual meeting of stockholders of the Company (the “2009 Annual Meeting”) and (ii) has taken certain actions in furtherance thereof, including, but not limited to, requesting to inspect certain of the Company’s books and records pursuant to Section 220 of the Delaware General Corporation Law (such letter and related requests, the “Demand”); and

WHEREAS, the Company has accepted Mr. Saitowitz’s and Springbok Capital Onshore, LLC’s nominations of Mr. Saitowitz, Mr. Everett and Edward Gage as candidates for election to the Board; and

WHEREAS, Springbok Capital Onshore, LLC; Gavin Saitowitz; Edward Gage; and Robert S. Everett have filed an action against Steven F. Tunney, Jeffrey Bucher, Edward Civera, A. Hugh Ewing, III, Kim D. Kelly, Robert J. Merrick, Wallace B. Millner, III, Richard W. Neu, Kenneth O’Keefe, B. Hagen Saville, and MCG in the Court of Chancery of the State of Delaware on February 11, 2009, captioned Springbok Capital Onshore, LLC, et al. v. Tunney, et al., Case No. 4358-VCL (the “Delaware Action”), seeking (a) a declaratory judgment that MCG’s directors had breached their fiduciary duties in adopting certain of MCG’s bylaws, that those bylaws were invalid, and that Mr. Saitowitz, Mr. Gage, and Mr. Everett had been properly nominated to stand for election at the 2009 Annual Meeting, (b) injunctive relief relating thereto, and (c) costs and expenses, including attorneys’ fees; and

WHEREAS, the Company has filed an action against Springbok Capital Management, LLC; Springbok Capital Onshore, LLC; Gavin Saitowitz; Soundpost Partners, LP; Jaime Lester, Lyrical Partners, LP; and Jeffrey Keswin in the United States District Court for the Southern District of New York on March 4, 2009, captioned MCG Capital Corp. v. Springbok Capital Management, LLC, et al., Case No. 09-CV-2003 (the “New York Action”), which alleged that the defendants’ Schedule 13D filings (the “13D Filings”) were inadequate and sought injunctive relief; and

WHEREAS, the Company and the members of the Springbok Group have determined that the interests of the Company and its stockholders would be best served at this time by, among other things, avoiding the Contested Election and the substantial expense and disruption that may result therefrom.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties and agreements hereinafter set forth, and, intending to be legally bound hereby, the parties hereby agree as follows:

Section 1. Board Appointment; Board Size.

(a) The Board shall (i) appoint Gavin Saitowitz (the “Springbok Nominee”) to the Board, effective April 30, 2009, to serve as a Class II director, (ii) nominate the Springbok Nominee at the 2009 Annual Meeting for re-election as a Class II director with a term expiring at the Company’s 2012 Annual Meeting of Stockholders (the “Vacancy Date”), (iii) recommend that the stockholders of the Company at the 2009 Annual Meeting vote to elect the Springbok Nominee as a director, and (iv) use its reasonable best efforts (which shall include the solicitation of proxies) to ensure that the Springbok Nominee is elected at the 2009 Annual Meeting. Mr. Saitowitz will not be required to provide a description of any compensation or other material monetary agreements, arrangements or understandings, as described in Article II, Section 11 of the Company’s Amended and Restated Bylaws.

(b) If the Springbok Nominee is not elected to the Board at the 2009 Annual Meeting, Springbok Capital Management, LLC, Springbok Capital Onshore, LLC, Soundpost Partners, LP, and Lyrical Partners, L.P. (the “Springbok Consent Group”) shall thereafter be entitled to nominate an individual to serve on the Board, subject to a determination by the Board’s Nominating and Corporate Governance Committee that such individual is qualified, which agreement may not be unreasonably withheld, and thereafter, the Board will promptly appoint such individual to the Board to serve until the Vacancy Date.

(c) The size of the Board shall be decreased to eight (8) members as promptly as practicable following the appointment of the Springbok Nominee but, in any event, no later than August 31, 2009. The composition of the Board shall consist of six (6) independent directors and two (2) management directors until the Vacancy Date. The aforementioned size and composition of the Board may be changed prior to the Vacancy Date, only with the express written consent of the Springbok Consent Group, which consent shall be provided in the Springbok Consent Group’s sole discretion; provided that the size of the Board may be increased in connection with a merger, share exchange or other business combination in which the Company is the surviving entity and which is approved by the stockholders of the Company. This Section 1(c) shall terminate in its entirety upon the occurrence of a Change of Control (as defined below) of the Company.

Section 2. Contested Election; Voting; Springbok Group Schedule 13D; Proxy Statement and Demand Withdrawal; Nominee Information.

(a) The Springbok Group hereby withdraws the notice submitted to the Company on January 16, 2009 in which it nominated Robert S. Everett, Gavin Saitowitz and Edward Gage as nominees for election at the 2009 Annual Meeting, which withdrawal shall be irrevocable and effective as of the date that the Springbok Nominee is nominated and recommended by the Company for re-election as a director as described above. The Springbok Group shall promptly cease, and shall cause all of their affiliates (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (“Affiliates”) to cease, any and all efforts with respect to the Contested Election.

(b) The Springbok Group and their Affiliates shall (i) vote all shares of the Voting Securities (as defined below) which they beneficially own (as determined by Rule 13d-3 of the Exchange Act) as of the record date in favor of, and will support, the election of each of the Company’s director nominees at each meeting of stockholders of the Company to elect directors of the Company held on or before the Standstill Date (as defined below), (ii) vote at the 2009 Annual Meeting all shares of Voting Securities which they beneficially own as of the record date, with respect to the proposals described in the Company’s preliminary proxy materials filed on April 9, 2009, which are to be submitted to the Company’s stockholders at the 2009 Annual Meeting, in accordance with the Board’s recommendation, and (iii) will not support or participate in any “withhold the vote” or similar campaign with respect to any meeting to elect directors of the Company held on or before the Standstill Date, and, in the event of any such campaign, will vote their shares in accordance with this paragraph.

(c) The Springbok Group shall promptly file an amendment to its Schedule 13D with respect to the Company (the “Schedule 13D”) reporting the entry into this Agreement, amending applicable items to conform to its obligations hereunder and appending this Agreement and the Press Release (as hereinafter defined in Section 6) as exhibits thereto.

(d) The Springbok Group hereby irrevocably withdraws its Demand, and shall promptly return to the Company all materials and summaries or duplicates thereof that have been delivered to the Springbok Group or its Representatives (as defined in Section 3(c) below) prior to the date hereof in response to the Demand.

(e) The Springbok Group shall promptly provide to the Company any information reasonably requested by the Company for inclusion in any filings with the U.S. Securities and Exchange Commission.

Section 3. Additional Agreements.

(a) Replacement Nominee. If, on or prior to the Vacancy Date, Mr. Saitowitz becomes unable to serve as a director of the Company, the Springbok Consent Group shall be entitled to nominate an individual to serve on the Board, subject to a determination by the Board’s Nominating & Corporate Governance Committee that such individual is qualified, which agreement may not be unreasonably withheld (such individual or any replacement nominee selected pursuant to Section 1(b) or Section 3(a), a “Replacement Nominee”) and the Board shall promptly appoint such nominee to the Board to serve for the remainder of Mr. Saitowitz’s term. The Replacement Nominee will not be required to provide a description of any compensation or other material monetary agreements, arrangements or understandings, as described in Article II, Section 11 of the Company’s Amended and Restated Bylaws.

(b) Committee Participation. Subject to applicable law and the NASDAQ Global Select Market listing standards, the Board shall, effective April 30, 2009, appoint Mr. Saitowitz (or the Replacement Nominee, if applicable), at his request, to each of the Nominating and Corporate Governance, Audit, Compensation and Investment and Valuation Committees.

(c) Standstill Agreement. Each member of the Springbok Group will not, and will cause each of its respective Affiliates, directors, officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors (collectively, “Representatives”) not to, do any of the following, directly or indirectly, for a period commencing on the date hereof and ending on the day after the date of the 2010 Annual Meeting of Stockholders, including any adjournments or postponements thereof (the “Standstill Date”), unless they have obtained the prior written consent of the Board:

(i) (A) engage, or in any way participate, directly or indirectly, in any “solicitation” (as such term is defined in Rule 14a-1(l) promulgated by the SEC under the Exchange Act) of proxies or consents in any “election contest” with respect to the Company’s directors (regardless of whether it involves the election or removal of directors of the Company), (B) seek to advise, encourage or influence any Person with respect to the voting of any voting securities of the Company in any “election contest” with respect to the Company’s directors (regardless of whether it involves the election, removal of or withholding votes for directors of the Company), (C) initiate, propose or otherwise “solicit” (as such term is defined in Rule 14a-1(l) promulgated by the SEC under the Exchange Act) stockholders of the Company for the approval of stockholder proposals in connection with the election or removal of or withholding votes for directors of the Company, or (D) induce or attempt to induce any other Person to initiate any such shareholder proposal;

(ii) form, join or in any way participate in a partnership, syndicate, or other group, including without limitation any “group” as defined under Section 13(d)(3) of the Exchange Act, with respect to any voting securities of the Company in connection with any “election contest” with respect to the Company’s directors (regardless of whether it involves the election or removal of or withholding votes for directors of the Company), other than a “group” that only includes members who are currently identified as Reporting Persons in the Springbok Group’s Schedule 13D filings (or Affiliates thereof or successors thereto) or parties to this Agreement;

(iii) seek, alone or in concert with others, (A) to call a meeting of stockholders or solicit consents from stockholders or conduct a nonbinding referendum of stockholders, (B) to obtain representation on the Board except as otherwise expressly permitted in this Agreement, (C) to effect the removal of any member of the Board (provided that this shall not pertain to any members of the Springbok Group who are directors of the Company), (D) to make a stockholder proposal at any meeting of the stockholders of the Company except as otherwise expressly permitted in this Agreement, or (E) to amend any provision of the Company’s Restated Certificate of Incorporation or the Company’s Amended and Restated Bylaws;

(iv) sell, offer or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, any voting rights decoupled from the underlying Voting Securities held by the Springbok Group to any Third Party (as defined below);

(v) other than Mr. Saitowitz, the Replacement Nominee or any other member of the Springbok Group who is a director of the Company, if applicable, in their capacity as a director, effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings, whether or not legally enforceable, with any Person), offer or propose to effect, cause or participate in, or in any way assist or facilitate any other Person to effect or seek, offer or propose to effect or participate in, (i) any acquisition of more than ten percent (10%) of any securities, or any material assets or businesses, of the Company or any of its subsidiaries or portfolio companies, (ii) any tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving more than ten percent (10%) of any of the Voting Securities or any of the material assets or businesses of the Company or any of its subsidiaries or portfolio companies, or (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or portfolio companies or any material portion of its or their businesses;

(vi) enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing; or

(vii) request, directly or indirectly, any amendment or waiver of any provision of this Section 3(c) (including this clause (vii) by the Company or any of its Representatives).

(d) Expenses. Within five (5) business days following the dismissal of the Delaware Action, the Company agrees to reimburse the Springbok Group the sum of $550,000. If any party to this Agreement brings an action or other legal proceeding with respect to this Agreement against another party to this Agreement, the party that is found to have been in violation of this Agreement shall be responsible for all fees and expenses (including attorney’s fees, costs and expenses). Except as otherwise provided in this clause (d), all attorneys’ fees, costs and expenses incurred by each of the parties hereto will be borne by such party.

(e) Release; Waiver. Promptly after the execution of this Agreement, the Company shall file a voluntary dismissal with prejudice of the New York Action and shall not, nor shall any director, officer or employee of the Company, thereafter sue the Springbok Group or any member thereof, with respect to any matter relating to the Contested Election, the 2009 Annual Meeting, the Demand or the 13D Filings; and the Springbok Group shall cause Springbok Capital Onshore, LLC; Gavin Saitowitz; Edward Gage; and Robert S. Everett, to file a voluntary dismissal with prejudice of the Delaware Action and shall not, nor shall any member of the Springbok Group, thereafter sue the Company with respect to any matter relating to the Contested Election, the 2009 Annual Meeting, the Demand or the 13D Filings. On behalf of themselves and each of their respective directors, officers, managers, members, and employees, the Company and the Springbok Group hereby release and forever discharge each other, and each of their respective successors, assigns, parent and subsidiary companies, joint ventures, partnerships, owners, directors, officers, partners, principals, managers, members, employees, attorneys, consultants, financial advisors, shareholders, insurers and agents (collectively, “Affiliated Persons”), from all claims and demands, rights and causes of action of any kind arising out of or relating to the Contested Election, the 2009 Annual Meeting, the Demand, the 13D Filings, the contemplated proxy contest in connection with the 2009 Annual Meeting, the Delaware and New York Actions and all other actions, and/or any and all claims of any kind, whether asserted or unasserted, known or unknown, that have been, could have been, or may ever be raised in any court, tribunal or proceeding, by or against the Company or the Springbok Group or any of their respective Affiliated Persons, including without limitation any claim for attorneys fees or expenses, from the beginning of time through the date of this release. Notwithstanding anything to the contrary in this paragraph, the Company and the Springbok Group do not release any obligations or claims related to the enforcement of the terms and provisions of this Agreement.

(f) Termination. Subsections (a) and (c) of this Section 3 shall terminate upon the occurrence of a Change of Control (as defined below) of the Company.

Section 4. Representations and Warranties.

(a) The members of the Springbok Group represent and warrant, each as to themselves, as follows:

(i) Each member of the Springbok Group has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(ii) This Agreement has been duly and validly authorized, executed and delivered by each member of the Springbok Group, constitutes a valid and binding obligation and agreement of each such member and is enforceable against each such member in accordance with its terms.

(iii) The members of the Springbok Group, together with their Affiliates, beneficially own, directly or indirectly, an aggregate of 7,544,600 shares of Common Stock as set forth by beneficial owner and amount on Exhibit A hereto and such shares of Common Stock constitute all of the Voting Securities of the Company beneficially owned by the members of the Springbok Group and their Affiliates.

(iv) Mr. Saitowitz (or the Replacement Nominee, if applicable) (A) is “independent” under the NASDAQ Stock Market, Inc. listing standards and Rule 10A-3 of the Exchange Act and (B) is not an “interested person” as defined in the Investment Company Act of 1940, as amended.

(v) The information provided with respect to Mr. Saitowitz (or the Replacement Nominee, if applicable) for inclusion in any filings by the Company with the U.S. Securities and Exchange Commission (A) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (B) shall not contain any statement which, at the time and in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, and (C) shall not omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier filing with the U.S. Securities and Exchange Commission.

(vi) To the knowledge of the members of the Springbok Group, none of their Associates (as defined in Rule 12b-2) of the Exchange Act has been or is engaged in any efforts with respect to the Contested Election.

(b) The Company hereby represents and warrants as follows:

(i) The Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(ii) This Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

Section 5. Specific Performance. Each of the members of the Springbok Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that such injury would not be adequately compensable in damages. It is accordingly agreed that the members of the Springbok Group, on the one hand, and the Company, on the other hand, shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other party hereto will not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity, and each party further agrees to waive any requirement for the security or posting of any bond in connection with such remedy.

Section 6. Press Release and Other Public Disclosures. Immediately following the execution and delivery of this Agreement, the Company and the Springbok Group shall issue the joint press release attached hereto as Exhibit B (the “Press Release”). None of the parties hereto will make any public statements (including in any filing with the SEC or any other regulatory or governmental agency, including any stock exchange) that are inconsistent with, or otherwise contrary to, the statements in the Press Release issued pursuant to this Section 6 or the terms of this Agreement.

Section 7. Certain Definitions. As used in this Agreement, (a) the term “Common Stock” shall mean the common stock of the Company, par value $0.01 per share; (b) the term “Person” shall mean any individual, partnership, corporation, limited liability company, or other entity, group, syndicate, trust, government or agency thereof, or any other association or entity; (c) the term “Third Party” shall mean any person or entity that is not a party to this Agreement, a member of the Board, a director or officer of the Company, or legal counsel to any party to this Agreement; (d) the term “Voting Securities” shall mean the Common Stock and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock or other securities, whether or not subject to the passage of time or other contingencies (including any Derivative Instruments (as defined in the Company’s Amended and Restated Bylaws)); (e) the term “Change of Control” shall mean the occurrence of any of the following: (1) any Person acquires beneficial ownership of shares of the Company having fifty percent or more of the total number of votes that may be cast for the election of directors of the Company; or (2) the Company (i) consolidates with or merges into any other corporation or any other entity merges into the Company and (ii) the holders of the Company’s common stock immediately before such transaction own, directly or indirectly, less than fifty percent of the combined voting power of the outstanding voting securities of the entity resulting from such transaction; and (f) the term “Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are generally authorized or obligated by law or executive order to close.

Section 8. No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Section 9. Successors and Assigns. All the terms and provisions of this Agreement shall inure to the benefit of, and shall be enforceable by, the successors and assigns of each of the parties hereto.

Section 10. Entire Agreement; Amendments; Interpretation and Construction. This Agreement contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or other undertakings other than those expressly set forth in this Agreement. This Agreement may be amended only by a written instrument duly executed by the Company and the Springbok Consent Group or their respective successors or assigns. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

Section 11. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12. Notices. All notices, demands and other communications to be given or delivered under, or by reason of, the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) upon sending (on the date sent if a Business Day, or if not sent on a Business Day, the first Business Day thereafter) if sent by facsimile, with electronic confirmation of sending, provided, however, that a copy is sent on the same day by registered mail, return receipt requested, in each case to the appropriate mailing and facsimile addresses set forth below, (c) one (1) day after being sent by a nationally recognized overnight carrier to the addresses set forth below or (d) when actually delivered if sent by any other method that results in delivery (with written confirmation of receipt):

If to the Company:

MCG Capital Corporation

1100 Wilson Boulevard

Suite 3000

Arlington, VA 22209

Attn: Tod K. Reichert, Esq.

Facsimile: 866-301-3095

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attn: David E. Shapiro, Esq.

Facsimile: (212) 403-2000

If to the Springbok Group (or any member thereof):

Springbok Capital Management, LLC

405 Park Avenue, 6th Floor

New York, NY 10022

Attn: Gavin Saitowitz

Facsimile: (646) 390-7982

Soundpost Partners, LP

405 Park Avenue, 6th Floor

New York, NY 10022

Attn: Jaime Lester

Facsimile: (646) 536-2734

Lyrical Partners, L.P.

405 Park Avenue, 6th Floor

New York, NY 10022

Attn: Jeffrey Keswin

Facsimile: (212) 415-6699

with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attn: Marc Weingarten, Esq.

Facsimile: (212) 593-5955

in each case, or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof.

Section 14. Counterparts. This Agreement may be executed in counterparts and by facsimile, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

Section 15. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such an occurrence, the parties shall negotiate in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 16. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other person.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

MCG CAPITAL CORPORATION

By:	/s/ Steven F. Tunney
Name:	Steven F. Tunney
Title:	President and CEO

SPRINGBOK CAPITAL MANAGEMENT, LLC

By:	/s/ Gavin Saitowitz
Name:	Gavin Saitowitz
Title:	Managing Member

SPRINGBOK CAPITAL ONSHORE, LLC

By:	/s/ Gavin Saitowitz
Name:	Gavin Saitowitz
Title:	Managing Member

SOUNDPOST PARTNERS, LP

By:	/s/ Jaime Lester
Name:	Jaime Lester
Title:	Managing Member

LYRICAL PARTNERS, L.P.

By:	/s/ Jeffrey Keswin
Name:	Jeffrey Keswin
Title:	Managing Member

/s/ Gavin Saitowitz
Name:	Gavin Saitowitz

/s/ Jaime Lester
Name:	Jaime Lester

/s/ Jeffrey Keswin
Name:	Jeffrey Keswin

/s/ Robert S. Everett
Name:	Robert S. Everett

/s/ Edward Gage
Name:	Edward Gage

Exhibit A

Entity	Shares
Springbok Capital Onshore, LLC	711,551
Springbok Capital Offshore, Ltd.	323,798
Springbok Capital Investors, LP	94,414

Springbok Entities	1,129,763

Soundpost Capital, LP	2,386,658
Soundpost Capital Offshore, Ltd.	842,440

Soundpost Partners, LP	3,229,098

Lyrical Opportunity Partners II, L.P.	1,488,300
Lyrical Opportunity Partners II, Ltd.	1,706,439

Lyrical Partners, L.P.	3,194,739

Gavin Saitowitz	1,000

Total Springbok Group	7,554,600

EXHIBIT B

MCG Capital Corporation	PRESS RELEASE
1100 Wilson Boulevard
Suite 3000	Contact: Marshall Murphy
Arlington, VA 22209	(703) 562-7110
(703) 247-7500	MMurphy@MCGCapital.com
(703) 247-7505 (FAX)
MCGCapital.com
FOR IMMEDIATE RELEASE

MCG CAPITAL AND SHAREHOLDER GROUP

ANNOUNCE SETTLEMENT AGREEMENT

ARLINGTON, Va. and NEW YORK – April 28, 2009 – MCG Capital Corporation (NASDAQ: MCGC) (“MCG” or the “Company”) and a shareholder group comprised of Springbok Capital Management, LLC, Soundpost Partners, LP and Lyrical Partners, L.P. (the “Shareholder Group”), which beneficially owns approximately 9.9% of the Company’s outstanding shares, today announced that they have entered into an agreement in connection with the Company’s 2009 Annual Meeting of Stockholders.

Under the terms of the agreement, the Company will appoint Gavin Saitowitz, a Managing Member of Springbok Capital Management, to the Company’s Board of Directors, effective April 30, 2009, and nominate him at the 2009 Annual Meeting to serve as a member of the Company’s Board of Directors until the 2012 annual meeting of stockholders. The Company also intends to nominate current MCG directors, A. Hugh Ewing, III and Kenneth J. O’Keefe, at the 2009 Annual Meeting to serve as members of the Company’s Board of Directors until the 2012 annual meeting of stockholders. The Company’s Board of Directors will initially be comprised of nine directors and will be reduced to eight directors prior to August 31, 2009. Jeffrey M. Bucher, a current MCG director, resigned from the Board effective as of April 30, 2009. In connection with the nomination of Mr. Saitowitz, the Shareholder Group has agreed not to solicit proxies in connection with the 2009 Annual Meeting of Stockholders and to vote its shares in support of all of the Board’s director nominees and the Company’s proposals at the 2009 Annual Meeting of Stockholders.

As part of the settlement agreement, all pending litigation between MCG and the Shareholder Group will be dismissed. In addition, the Shareholder Group has agreed to a broad standstill extending through the date of the Company’s 2010 annual meeting of stockholders.

“We are pleased that this matter has been resolved in a manner that we believe serves the best interests of the Company and all MCG stockholders,” said Richard W. Neu, MCG’s Chairman of the Board. “This agreement will enable MCG to avoid a costly and disruptive proxy contest during a critical time as we focus on creating stockholder value in a challenging and unprecedented environment. We will welcome Gavin Saitowitz to the Board and look forward to working together to execute our plan to create value for all MCG stockholders.”

Mr. Neu added, “on behalf of MCG’s Board and management team, I want to thank Jeff Bucher for his years of service as a director of MCG. We greatly appreciate his contributions and unwavering commitment to the Company.”

Mr. Saitowitz said, “We are happy to have reached an amicable resolution which we believe is in the best interests of all stockholders. I look forward to working together with the MCG Board constructively towards our common objective of enhancing stockholder value.”

The Company’s 2009 Annual Meeting will be held on Wednesday, June 17, 2009, beginning at 11:00 a.m., Eastern Time. The record date for determining eligibility to vote at the 2009 Annual Meeting is April 23, 2009.

The complete agreement will be included as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

Gavin Saitowitz

Gavin Saitowitz is a Managing Member of Springbok Capital Management, LLC, a New York-based investment management firm. Prior to co-founding Springbok Capital, from 2002 through 2004, Mr. Saitowitz served as an Investment Analyst at Highfields Capital Management LP, a Boston-based investment firm specializing in long-term capital appreciation. From 1998 to 2000, Mr. Saitowitz was an Analyst at Kohlberg Kravis Roberts & Co., a private equity firm. From 1996 to 1998, Mr. Saitowitz was an Analyst in the Investment Banking Division of Goldman, Sachs & Co. Mr. Saitowitz received a B.S. from the University of Colorado, Boulder and an M.B.A. from Harvard Business School.

About Springbok Capital Management, LLC

Springbok Capital is a value-oriented investment management firm based in New York City.

About Soundpost Partners, LP

Soundpost Partners is a value-oriented investment management firm based in New York City.

About Lyrical Partners, L.P.

Lyrical Partners is an investment management firm based in New York City.

About MCG Capital Corporation

MCG Capital Corporation is a solutions-focused commercial finance company providing capital and advisory services to middle-market companies throughout the United States. Our investment objective is to achieve current income and capital gains. Our capital is generally used by our portfolio companies to finance acquisitions, recapitalizations, buyouts, organic growth and working capital. For more information, please visit www.mcgcapital.com.

Forward-looking Statements:

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to how the resolution of the matters involving the Shareholder Group serves the best interests of the Company and all MCG stockholders and MCG’s ability to create stockholder value in a challenging and unprecedented environment may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in MCG’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by MCG from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. MCG is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It:

In connection with the solicitation of proxies, MCG has filed with the SEC a preliminary proxy statement and will file a definitive proxy statement and other relevant documents concerning the proposals to be presented at the 2009 Annual Meeting of Stockholders. THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION ABOUT MCG AND THE 2009 ANNUAL MEETING OF STOCKHOLDERS. When filed, the definitive proxy statement will be available free of charge at the SEC’s web site at www.sec.gov or from MCG at www.mcgcapital.com. The contents of the websites referenced herein are not deemed to be incorporated by reference into the proxy statement.

MCG and its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies in connection with the 2009 Annual Meeting of Stockholders. Information regarding MCG directors, executive officers and specified employees will be included in the definitive proxy statement.

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